News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 22, 2011) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the third quarter of its fiscal year 2011, that ended on January 31, 2011.

Net sales rose by 25% compared with the third quarter of the prior fiscal year to $111,443,000.  Net sales rose by 12% during the nine-month period ended January 31, 2011 compared with the comparable period of the prior fiscal year, to $328,359,000. The Company’s sales results in each of its sales channels grew at a double digit rate during the third quarter of fiscal year 2011.

The Company generated a net loss of ($5,828,000) or ($0.41) per diluted share during the third quarter of fiscal year 2011, compared with a net loss of ($9,121,000) or ($0.64) per diluted share in the third quarter of its prior fiscal year. The Company generated a net loss of ($16,630,000) or ($1.17) per diluted share in the nine-month period ended January 31, 2011, compared with a net loss of ($20,807,000) or ($1.47) per diluted share in the comparable period of the prior fiscal year. The Company’s results in the three- and nine-month periods of the prior fiscal year included a net-of-tax restructuring benefit of $32,000 and $1,710,000 of net-of-tax restructuring charges, respectively, relating to cost reduction initiatives completed in the prior fiscal year. Exclusive of these charges, net loss for the three- and nine-month periods ended January 31, 2010 was ($9,153,000) or ($0.65) per diluted share, and ($19,097,000) or ($1.35) per diluted share, respectively.

Gross profit for the third quarter of fiscal year 2011 was 10.9% of net sales, compared with 6.6% in the third quarter of the prior fiscal year. Gross profit was 11.1% of net sales during the first nine months of fiscal year 2011, compared with 10.3% of net sales during the comparable period of the prior fiscal year. The improvement in gross profit margin during the three- and nine-month periods primarily reflected the favorable impact of labor efficiencies and more favorable absorption of fixed overhead costs associated with higher sales volumes, offset in part by increased sales promotion costs that were included as either reductions of sales or increases to cost of sales, and increased materials and fuel costs.

Selling, general and administrative costs were 19.3% of net sales in the third quarter of fiscal year 2011, improved from 23.0% of net sales in the third quarter of the prior fiscal year. Selling, general and administrative costs were 19.3% of net sales in the first nine months of fiscal year 2011, improved from 20.7% in the comparable period of the prior fiscal year. The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, combined with reductions in general and administrative expenses.

The Company generated negative free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of ($1.8 million) during the third quarter of fiscal year 2011, driven primarily by the timing of receipts and payments. The Company generated positive free cash flow of $3.4 million during the first nine months of fiscal year 2011, compared with negative free cash flow of ($8.1 million) in the first nine months of its prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Third Quarter Results

February 22, 2011

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2011	2010	2011	2010

Net Sales	$111,443	$89,230	$328,359	$294,133
Cost of Sales & Distribution	99,279	83,318	291,992	263,718
Gross Profit	12,164	5,912	36,367	30,415
Sales & Marketing Expense	16,069	14,189	45,977	42,048
G&A Expense	5,421	6,370	17,283	18,977
Restructuring Charges (Benefit)	16	(51)	55	2,736
Operating Loss	(9,342)	(14,596)	(26,948)	(33,346)
Interest & Other (Income) Expense	(33)	(2)	(146)	(55)
Income Tax Benefit	(3,481)	(5,473)	(10,172)	(12,484)
Net Loss	$(5,828)	$(9,121)	$(16,630)	$(20,807)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,263,320	14,160,256	14,241,883	14,137,325

Loss Per Diluted Share	$(0.41)	$(0.64)	$(1.17)	$(1.47)

Condensed Consolidated Balance Sheet

	January 31	April 30
	2011	2010

Cash & Cash Equivalents	$52,542	$53,233
Customer Receivables	28,111	27,524
Inventories	23,497	25,239
Other Current Assets	10,543	17,048
Total Current Assets	114,693	123,044
Property, Plant & Equipment	103,804	114,107
Restricted Cash	14,419	14,419
Other Assets	32,858	30,863
Total Assets	$265,774	$282,433

Current Portion - Long-Term Debt	$924	$893
Accounts Payable & Accrued Expenses	46,005	48,686
Total Current Liabilities	46,929	49,579
Long-Term Debt	24,812	25,582
Other Liabilities	35,357	31,954
Total Liabilities	107,098	107,115
Stockholders' Equity	158,676	175,318
Total Liabilities & Stockholders' Equity	$265,774	$282,433

AMWD Announces Third Quarter Results

February 22, 2011

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2011	2010

Net Cash Provided/(Used) by Operating Activities	$7,713	$(804)
Net Cash Used by Investing Activities	(4,300)	(7,310)
Free Cash Flow	3,413	(8,114)

Net Cash Used by Financing Activities	(4,104)	(18,419)
Net Decrease in Cash and Cash Equivalents	(691)	(26,533)
Cash and Cash Equivalents, Beginning of Period	53,233	82,821

Cash and Cash Equivalents, End of Period	$52,542	$56,288

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